Exhibit 99.1

News Release
For Release July 29, 2009
1:00 P.M.

Contact:	Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
Robin D. Brown, Senior Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces Earnings and Cash Dividend

Lexington, SC.  July 29, 2009 - Today, First Community Corporation (FCCO), the holding company for First Community Bank, reported results for the second quarter of 2009.

Earnings

Net income available to common shareholders for the second quarter of 2009 was $249,000 thousand compared to first quarter of 2009 net income of $408,000.  Diluted earnings per share were $.08 for the second quarter of 2009 compared to $.13 in the first quarter of 2009.  The reduction in net income as compared to the first quarter is primarily attributable to a $300,000 FDIC Insurance Fund special assessment and an increased loan loss provision ($941,000 in the second quarter of 2009 as compared to $451,000 in the first quarter of 2009).  The company showed significant improvement in net income as compared to the same quarter in 2008 when the results included a $6.2 million write down of Freddie Mac preferred stock.

Asset Quality

The quarter was highlighted by improvement in nearly every asset quality metric when compared to the first quarter of 2009.  Non-performing assets decreased by 13.90% during the quarter to $7.5 million, which represents 1.15% of total assets.  The company believes this compares favorably to its peer group which has a ratio in excess of 2.00%.  Additionally, net loans charged off during the quarter decreased from $1,002,000 to $809,000 in the second quarter.  As previously noted, the loan loss provision during the quarter was $941,000, which results in an increase in the allowance for loan losses to $4,147,000 or 1.25% of total loans.

Non-Interest Income

Non-interest income increased from $1,048,000 in the first quarter of 2009 to $1,502,000 in the second quarter of this year.  Operating non-interest income remained consistent and continues to be an important component of the company’s revenues.  The significant improvement is due to an Other Than Temporary Impairment (OTTI) charge of only $85,000 in the second quarter as compared to $657,000 during the first quarter of 2009.  Mike Crapps, President and CEO, commented, “We remain very focused on growing revenue in our mortgage banking and financial planning/investment advisory divisions.  These sources of revenue are not dependent on capital formation, which is especially beneficial in the current economic environment.”

Non-Interest Expense

Non-interest expense increased $400,000 during the second quarter of 2009, primarily due to the previously mentioned special assessment by the FDIC of $300,000.

Balance Sheet

On a linked quarter basis, the overall size of the company’s balance sheet remained stable with assets of $651 million at June 30, 2009.  Crapps noted, “As a local community bank, we reflect the impact this recession is having on our customers and the local economy.  We are continuing to focus our efforts on the growth in core deposits and loan production.”

Cash Dividend and Capital Planning

The company also reported that the Board of Directors has approved a cash dividend for the second quarter of 2009.  The company has declared a $.04 per share dividend payable August 17, 2009 to shareholders of record as of August 10, 2009.  This represents a reduction from recent dividend amounts of $.08 per share.  Crapps commented, “We recognize the importance of the cash dividend to our shareholders and this decision was made with much consideration and study.  This decision is made in recognition of the reality of increased capital requirements by the regulatory agencies throughout the industry and necessitated by the continued lack of clarity in future economic conditions.  As has been reported, many banks have eliminated or substantially reduced their cash dividend to common shareholders and we are pleased that we can continue to provide this payout to our shareholders.  The company’s regulatory capital ratios continue to meet and exceed the stated regulatory definitions of “well-capitalized”.  As of June 30, 2009, the Tier 1 capital, Total capital, and Leverage capital ratios were approximately 11.90%, 12.89%, and 8.18% respectively.  This compares to the stated regulatory guidelines of 6%, 10%, and 5% respectively to be considered well-capitalized.  The tangible equity to tangible assets ratio at June 30, 2009 was 6.08%, with the tangible common equity to tangible assets ratio being 4.33%.   Crapps noted, “As the country transitions from a recession to recovery, there is much uncertainty about the direction of the national and local economy.  Preservation of capital is an important strategy at this time.  Capital planning, which includes cash dividends, is a continuous process and this decision, along with study of other capital options, will be ongoing.”

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousand, except per share data)

	At June 30,		December 31,
	2009	2008	2008

Total Assets	$650,679	$640,568	$650,233
Investment Securities	216,837	238,122	235,075
Loans	331,761	319,112	332,964
Allowance for Loan Losses	4,147	3,744	4,581
Total Deposits	433,646	437,554	423,798
Securities Sold Under Agreements to Repurchase	25,220	23,347	28,151
Federal Home Loan Bank Advances	102,415	97,552	108,536
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders’ equity	67,345	61,192	68,156

Book Value Per Common Share	$17.41	$19.12	$17.76
Tangible Book Value Per Common Share	$8.29	$9.91	$8.50
Equity to Assets	10.35%	9.55%	10.48%
Loan to Deposit Ratio	76.51%	72.93%	75.45%
Allowance for Loan Losses/Loans	1.25%	1.17%	1.38%

Average Balances:

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Average Total Assets	$652,637	$626,545	$653,420	$601,139
Average Loans	332,029	315,734	332,216	313,266
Average Earning Assets	574,207	552,775	573,574	526,095
Average Deposits	433,327	426,891	432,329	415,184
Average Other Borrowings	145,073	130,342	146,603	116,027
Average Shareholders’ Equity	68,133	63,642	68,462	63,973

Asset Quality
Nonperforming Assets:
Non-accrual loans	$6,381	$814	$6,381	$814
Other real estate owned	1,127	173	1,127	173
Accruing loans past due 90 days or more	—	569	—	569
Total nonperforming assets	$7,508	$1,556	$7,508	$1,556

Loans charged-off	$834	$155	$1,861	$207
Overdrafts charged-off	15	19	36	50
Loan recoveries	(25)	(20)	(50)	(86)
Overdraft recoveries	(6)	(9)	(21)	(21)
Net Charge-offs	$818	$145	$1,826	$150
Net charge-offs to average loans	0.25%	0.04%	0.55%	0.05%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Six months ended
	June 30,		March 31,		June 30,
	2009	2008	2009	2008	2009	2008

Interest Income	$7,662	$8,484	$7,919	$7,854	$15,581	$16,338
Interest Expense	3,340	3,997	3,609	3,866	6,949	7,864
Net Interest Income	4,322	4,487	4,310	3,988	8,632	8,474
Provision for Loan Losses	941	209	451	155	1,392	364
Net Interest Income After Provision	3,381	4,278	3,859	3,833	7,240	8,110
Non-interest Income:
Deposit service charges	576	657	556	664	1,132	1,321
Mortgage origination fees	246	145	217	186	463	330
Commission on sale of non-deposit products	103	70	149	88	252	158
Gain (loss) on sale of securities	9	—	354	(29)	363	(28)
Fair value gain (loss) adjustment	230	24	21	149	251	173
Other-than-temporary-impairment write-down on securities	(85)	(6,162)	(657)		(742)	(6,162)
Other	423	365	408	364	831	729
Total non-interest income	1,502	(4,901)	1,048	1,422	2,550	(3,479)
Non-interest Expense:
Salaries and employee benefits	2,127	2,006	2,013	1,901	4,140	3,907
Occupancy	289	281	300	279	589	560
Equipment	304	317	319	325	623	642
Marketing and public relations	55	98	107	203	162	301
Amortization of intangibles	155	123	155	138	310	261
Other	1,499	955	1,130	802	2,629	1,756
Total non-interest expense	4,429	3,780	4,024	3,648	8,453	7,427
Income before taxes	454	(4,403)	883	1,607	1,337	(2,796)
Income tax expense (benefit)	40	(921)	311	484	351	(437)
Net Income (loss)	$414	$(3,482)	$572	$1,123	$986	$(2,359)
Preferred stock dividends	165	—	164	—	329	—
Net income (loss) available to common shareholders	$249	$(3,482)	$408	$1,123	$657	$(2,359)

Per share data:
Net income (loss), basic	$0.08	$(1.09)	$0.13	$0.35	$0.20	$(0.74)
Net income (loss), diluted	$0.08	$(1.09)	$0.13	$0.35	$0.20	$(0.74)

Average number of shares outstanding - basic	3,239,863	3,198,598	3,231,411	3,205,676	3,235,660	3,202,136
Average number of shares outstanding - diluted	3,239,863	3,198,598	3,231,411	3,240,530	3,235,660	3,202,136

Return on average assets	0.15%	-2.23%	0.25%	0.79%	0.20%	-0.79%
Return on average common equity:	1.74%	-22.00%	2.86%	7.03%	2.30%	-7.42%
Return on average common tangible equity:	3.62%	-41.07%	5.88%	13.04%	4.76%	-13.80%
Net Interest Margin (non taxable equivalent)	3.02%	3.26%	3.05%	3.21%	3.03%	3.24%
Net Interest Margin (taxable equivalent)	3.04%	3.33%	3.08%	3.30%	3.06%	3.31%